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                                                                  EXHIBIT 10-m-1

                      -- AGREEMENT AND GENERAL RELEASE --

     JODIE K. GLORE and ROCKWELL INTERNATIONAL CORPORATION have reached the following Agreement. In this Agreement, "EMPLOYEE" refers to Jodie K. Glore, and "COMPANY" refers to Rockwell International Corporation and its subsidiaries, including but not limited to Rockwell Automation, L.L.C.

     FIRST:  BENEFITS.

     EMPLOYEE and COMPANY agree that EMPLOYEE will cease actively working for COMPANY as of the close of business on October 31, 1998. Beginning November 1, 1998, EMPLOYEE will be placed on "salary continuation," that is, EMPLOYEE will be transferred to COMPANY'S Corporate Offices payroll and will remain on COMPANY'S active Corporate Offices payroll for one year (from November 1, 1998, through the close of business on October 31, 1999, at which time EMPLOYEE will be placed on layoff if he has obtained non-COMPANY employment by that time. If EMPLOYEE has not obtained such employment, EMPLOYEE will remain on "salary continuation" until the close of business on October 31, 2000 or until the date he begins non-COMPANY employment, whichever comes first, at which time EMPLOYEE will be placed on layoff. EMPLOYEE will receive no additional pay or notice at the time of his layoff. EMPLOYEE agrees to notify COMPANY immediately upon accepting non-COMPANY employment while on "salary continuation." EMPLOYEE will not be expected to perform any work for COMPANY while on "salary continuation" and will not accrue vacation or receive Long Term Disability coverage. While on "salary continuation," EMPLOYEE will be paid at his current base salary rate and, except as otherwise provided herein, will be eligible for all relevant Corporate Office benefits (including COMPANY Savings Plan matching contributions) as if he were actively performing work for COMPANY, as well as continuation of his current officer dental and vision plans.

     COMPANY and EMPLOYEE further agree that EMPLOYEE will receive Incentive Compensation ("ICP") for Fiscal Year 1998 in accordance with Rockwell Automation's ICP matrix, but EMPLOYEE will not receive any Fiscal Year 1999 or 2000 ICP, and will receive no more stock option grants. However, COMPANY agrees that its Compensation Committee will lift the restrictions on EMPLOYEE'S restricted stock at an appropriate time in 1999, such time to be determined solely by COMPANY. Further, EMPLOYEE will participate fully in COMPANY'S Fiscal Year 1996-1998 Long Term Incentive Program ("LTIP"); will have a pro-rata 25/36 months' participation in Fiscal Year 1997-1999 LTIP, based on actual results; and will have a pro-rata 13/36 months' participation in Fiscal Year 1998-2000 LTIP, again based on actual results.

     COMPANY further agrees to continue reimbursing EMPLOYEE for his Milwaukee Country Club fees until his layoff, at which time COMPANY will transfer to EMPLOYEE its ownership in the Milwaukee Country Club membership, which it purchased for the use of EMPLOYEE, at no cost to EMPLOYEE; EMPLOYEE recognizes that such transfer may result in imputed income, and that EMPLOYEE is responsible for paying his individual taxes (there will be no COMPANY "gross up"). EMPLOYEE understands and agrees that he will take all necessary steps to transfer his current membership at the Laurel Valley Country Club immediately either to COMPANY or to another COMPANY executive to be designated by COMPANY.

     Further, until his layoff, EMPLOYEE may continue to use the COMPANY-provided automobile currently in his possession, and COMPANY will pay the lease costs, insurance premiums and license associated with that vehicle, but not the gas, maintenance, and other operating expenses associated with it. At the time of EMPLOYEE'S layoff, EMPLOYEE may choose either to purchase the automobile from COMPANY in accordance with Rockwell Automation's automobile policy, or return it to COMPANY. COMPANY also agrees to reimburse EMPLOYEE for up to Ten Thousand Dollars ($10,000) in expenses for Calendar Year 1999 financial planning, according to applicable COMPANY policies.

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     COMPANY and EMPLOYEE specifically acknowledge and agree that any entitlement by EMPLOYEE to benefits provided by this Paragraph First is subject to forfeiture pursuant to Paragraph Ninth of this Agreement.

     SECOND:  NO OBLIGATION TO PROVIDE THESE BENEFITS UNDER NORMAL POLICIES.

     EMPLOYEE acknowledges that, under COMPANY'S normal policies and procedures and absent this Agreement, he would not be entitled to a "layoff"; he would not be entitled to be transferred to the Corporate Offices payroll; he would not be eligible to receive up to 24 months of salary continuation between the date he stops performing work for the COMPANY and the date of his layoff; he would not be eligible to receive pro-rata Fiscal Year 1997-1999 and 1998-2000 LTIP payments; he would not be eligible to receive ownership of a membership in the Milwaukee Country Club; he would not be eligible to have use of a COMPANY car for up to 24 months; and he would not be eligible to receive up to $10,000 in financial planning benefits, which benefits are set forth in Paragraph First.

     THIRD:  COMPLETE RELEASE

     EMPLOYEE agrees to release COMPANY and each of its predecessors, successors and assigns, any subsidiaries, any related companies, and the employees, directors, officials, agents, officers, representatives and attorneys of any of them, from all claims or demands EMPLOYEE may have based on EMPLOYEE'S employment with COMPANY or the termination of that employment. This includes, but is not limited to, a release of any rights or claims EMPLOYEE may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; under Title VII of the Civil Rights Act of 1964; or under any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes, but is not limited to, a release by EMPLOYEE of any claims for breach of contract or wrongful discharge. Furthermore, this includes a release by EMPLOYEE of any claims under any and all state workers compensation statutes. This release covers both claims that EMPLOYEE knows about and those he may not know about. To the extent California law may apply to this Agreement, EMPLOYEE waives and relinquishes all rights and benefits provided by
Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of this specific waiver of
Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

        "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE
        MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Notwithstanding the provisions of Section 1542 or any similar provision in the law of any other state, and for the purpose of implementing a full and complete release, EMPLOYEE expressly acknowledges that this Agreement is intended to include all claims which EMPLOYEE does not know or suspect to exist in EMPLOYEE'S favor at the time of his signature on the Agreement, and that this Agreement will extinguish any such claims.

     This release does not extend to your rights under this Agreement or any COMPANY options, benefits or retirement plan or to any claims arising after you sign this Agreement.

     FOURTH:  NO FUTURE LAWSUITS.

     EMPLOYEE promises never to file a lawsuit or request arbitration asserting any claims that are released in the Third Paragraph.

     FIFTH:  NON-RELEASE OF FUTURE CLAIMS.

     This Agreement does not waive or release any rights or claims that EMPLOYEE may have under the Age Discrimination in Employment Act which arise after the date the EMPLOYEE signs this Agreement.

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     SIXTH:  CONSEQUENCES OF EMPLOYEE'S VIOLATION OF PROMISES.

     If EMPLOYEE breaks EMPLOYEE'S promise in the Fourth Paragraph of this Agreement and files a lawsuit, request for arbitration or other claim or action based on legal claims that EMPLOYEE has released, EMPLOYEE will pay for all costs incurred by COMPANY, any related companies or the directors or employees of any of them, including reasonable attorneys' fees, in defending against the EMPLOYEE'S claim.

     SEVENTH:  COOPERATION.

     EMPLOYEE agrees to reasonable cooperation with COMPANY in the defense or prosecution of any litigation, arbitration, or claim against or by any person or party. COMPANY agrees to pay EMPLOYEE'S reasonable, documented, out-of-pocket expenses in providing any such cooperation pursuant to the terms of this Paragraph. EMPLOYEE shall not, however, be paid for his time or inconvenience in providing cooperation pursuant to the terms of this Paragraph.

     EIGHTH:  NON-COMPETITION

     EMPLOYEE and COMPANY agree that, should EMPLOYEE begin employment with a competitor of Rockwell Automation, L.L.C., while on "salary continuation," such "salary continuation" shall cease and EMPLOYEE shall be laid off immediately. Additionally, EMPLOYEE will not receive any unpaid LTIP payments, will not have ownership of the Milwaukee Country Club membership transferred to him, and will not be reimbursed for any outstanding financial planning expenses. In order to prevent any misunderstandings and in an attempt to avoid disputes over entitlement to any benefits, EMPLOYEE agrees to notify COMPANY'S Senior Vice President -- Human Resources prior to accepting any non-COMPANY employment while on "salary continuation."

     NINTH:  PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT.

     EMPLOYEE understands that EMPLOYEE has been given a period of 21 days to review and consider this Agreement before signing it. EMPLOYEE further understands that EMPLOYEE may use as much of this 21-day period as EMPLOYEE wishes prior to signing.

     TENTH:  NON-ADMISSION OF LIABILITY.

     By making this Agreement, the COMPANY does not admit that it has done anything wrong.

     ELEVENTH:  REPRESENTATION BY COUNSEL.

     EMPLOYEE was encouraged by COMPANY to consult with an attorney before signing this Agreement.

     TWELFTH:  EMPLOYEE'S RIGHT TO REVOKE AGREEMENT.

     EMPLOYEE may revoke this Agreement within seven (7) days of EMPLOYEE'S signing it. Revocation can be made by delivering a written notice of revocation to:

          Marc G. Kartman, Assistant General Counsel
          600 Anton Boulevard, Suite 700
          P.O. Box 5090
          Costa Mesa, CA 92628-5090.

For this revocation to be effective, written notice must be received by Mr. Kartman no later than the close of business on the seventh day after EMPLOYEE signs this Agreement. If EMPLOYEE revokes this Agreement, it shall not be effective or enforceable and EMPLOYEE will not receive the benefits described in the First Paragraph.

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     THIRTEENTH:  ARBITRATION.

     Any and all disputes regarding this Agreement will be resolved by binding Arbitration pursuant to the "Mutual Agreement to Arbitrate Claims" between EMPLOYEE and COMPANY, such arbitration to take place at the American Arbitration Association's offices nearest to COMPANY'S World Headquarters.

     FOURTEENTH:  ENTIRE AGREEMENT.

     This is the entire Agreement between EMPLOYEE and COMPANY. COMPANY has made no promises to EMPLOYEE other than those in this Agreement.

        EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

        PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

        THIS AGREEMENT WILL NOT TAKE EFFECT FOR SEVEN (7) DAYS AFTER EMPLOYEE SIGNS IT.


ROCKWELL INTERNATIONAL CORPORATION                 EMPLOYEE

BY: /s/ J.R. STONE                                 /s/ JODIE K. GLORE
    ----------------------------------------       --------------------------------------------
    JOEL R. STONE                                  JODIE K. GLORE

    DATE:   10/14,  1998                           DATE:   10/22,  1998
           -------                                        -------

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